Press Release
Inquiries
For Liberty: Jeanne Leonard, 610/648-1704
For Comcast: Tim Fitzpatrick, 215/981-8515
LIBERTY PROPERTY TRUST ANNOUNCES
THAT COMCAST WILL LEASE ADDITIONAL SPACE AT COMCAST CENTER
Media and Entertainment Company Now Accounts for 70% of Comcast Center Space
     Malvern, PA (August 10, 2005) — Liberty Property Trust (NYSE:LRY) today announced that Comcast has leased an additional 338,000 square feet at Comcast Center, a 1.25 million square foot office and retail development at 17th Street and John F. Kennedy Boulevard in Philadelphia.
     With the lease addition, Comcast accounts for 70% of the project’s space. Comcast will lease a total of 873,000 square feet, or 39 floors, in the project’s landmark tower, for 15 -1/2 years. Comcast retains the original option rights to take an additional eight floors according to a preset schedule during the construction period and lease term, and the ability to request construction of a second, 250,000 square foot office building on the site.
     In consultation with Comcast, Liberty has elected to make certain modifications to the tower’s design, including refinements to lobby finishes, exterior glass and lighting. The most notable change is the addition of a 56th occupiable floor at the building’s crown, increasing the total square footage of the building to approximately 1,248,000 square feet. The building’s 975-foot height has not changed.
     Incorporating these changes, Liberty’s investment in the development of Comcast Center is estimated to be $460 million. Liberty expects to achieve an 8.65% return on this investment. The Commonwealth of Pennsylvania’s previously announced commitment of $30 million to fund the project’s public and infrastructure aspects brings the total investment in Comcast Center to nearly $500 million.
     “We are very excited about this additional commitment by Comcast,” commented John S. Gattuso, Senior Vice President/National and Urban Development, Liberty Property Trust. “Less than 30% of Comcast Center’s office space remains available for lease. Interest in this space is very encouraging, and we are in active negotiations with several companies seeking to join Comcast in Philadelphia’s new landmark. We are also very encouraged by the level of interest in the restaurant and retail component of the project.”
     “Comcast is excited and proud to be part of this project,” said Comcast Executive Vice President David L. Cohen. “Our company continues to grow and we have committed to locating much of our headquarters expansion here in Philadelphia. We have also further defined our future space needs since our initial lease announcement in January. This additional space will help us accommodate those needs.”
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Comcast Center Leasing
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     Construction on Comcast Center began in January of this year, and the building remains on target for occupancy in the fall of 2007. Currently, the foundation is being poured and columns to support the public plaza are being set.
     The Binswanger Companies represented Comcast in their lease negotiations with Liberty Property Trust.
About the Property
     Comcast Center is a 57-story (56 rentable), 975’ high office tower encompassing approximately 1,248,000 rentable square feet, inclusive of 24,000 rentable square feet of restaurant and retail space. Features of Comcast Center include multiple three-story stacked atria rising on the south face of the building; a 1/2 acre landscaped public park; a new entrance to Suburban Station commuter rail station via a dramatic 120’ high glass enclosed winter garden; the expansion of Suburban Station’s underground retail concourse; a 500-seat concourse level dining court; 120 private space underground parking garage; and a new entrance lobby addition to historic Arch Street Presbyterian Church. The building also features a sustainable building design with the goal of achieving a LEED (Leadership in Energy and Environmental Design) rating from the U.S. Green Building Council.
About the Company
     Liberty Property Trust (NYSE:LRY) is a leader in commercial real estate, serving customers in the United States and United Kingdom, through the development, acquisition, ownership and management of superior office and industrial properties. Liberty’s 63 million square foot portfolio includes more than 700 properties which provide office, distribution and light manufacturing facilities to 2,100 tenants.
     The statements contained in this press release may include forward-looking statements within the meaning of the federal securities law. Although Liberty believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results. These factors include, without limitation, the uncertainties affecting real estate businesses generally (such as entry into new leases, renewals of leases and dependence on tenants’ business operations), risks relating to our ability to maintain and increase property occupancy and rental rates, the financial condition of tenants, the uncertainties of real estate development and construction activity, the costs and availability of financing, the effects of local economic and market conditions, regulatory changes, potential liability relative to environmental matters and other risks and uncertainties detailed in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
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